Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The Greenbrier Companies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-127922, 333-172933, 333-157593, 333-187887 and 333-195058) on Form S-8 and registration statements (No. 333-136014 and 333-165924) on Form S-3 of The Greenbrier Companies, Inc. and subsidiaries (the “Company”) of our reports dated October 30, 2015, with respect to the consolidated balance sheets of the Company as of August 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended August 31, 2015, and the effectiveness of internal control over financial reporting as of August 31, 2015, which reports appear in the August 31, 2015 annual report on Form 10-K of the Company.

/s/ KPMG LLP

Portland, OR

October 30, 2015